================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)

                           ARCHIPELAGO HOLDINGS, INC.
                    -----------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                    -----------------------------------------
                         (Title of Class of Securities)

                                    03957A104
                    -----------------------------------------
                                 (CUSIP Number)

                                Thomas J. Murphy
                    c/o General Atlantic Service Corporation
                                3 Pickwick Plaza
                          Greenwich, Connecticut 06830
                            Tel. No.: (203) 629-8600
                    -----------------------------------------
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)

                                MARCH 7, 2006
                    -----------------------------------------
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 1(f) or 1(g), check the following box [_]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================

---------------------------                          ---------------------------
03957A104                                                           Page 2 of 14
---------------------------                          ---------------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         General Atlantic LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     -0-
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

---------------------------                          ---------------------------
03957A104                                                           Page 3 of 14
---------------------------                          ---------------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         General Atlantic Partners 77, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     -0-
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

---------------------------                          ---------------------------
03957A104                                                           Page 4 of 14
---------------------------                          ---------------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         GAP Coinvestment Partners II, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     -0-
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

---------------------------                          ---------------------------
03957A104                                                           Page 5 of 14
---------------------------                          ---------------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         GapStar, LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     -0-
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

---------------------------                          ---------------------------
03957A104                                                           Page 6 of 14
---------------------------                          ---------------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         GAP-W Holdings, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     -0-
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

---------------------------                          ---------------------------
03957A104                                                           Page 7 of 14
---------------------------                          ---------------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         GAPCO GmbH & Co. KG
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Germany
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     -0-
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

---------------------------                          ---------------------------
03957A104                                                           Page 8 of 14
---------------------------                          ---------------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         GAPCO Management GmbH
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Germany
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     -0-
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------

---------------------------                          ---------------------------
03957A104                                                           Page 9 of 14
---------------------------                          ---------------------------


ITEM 1.  SECURITY AND ISSUER.

         ITEM 1 IS HEREBY AMENDED AND RESTATED IN ITS ENTIRETY AS FOLLOWS:

         This Amendment No. 4 to Schedule 13D ("Amendment No. 4") is filed by the undersigned to amend and supplement the Schedule 13D, dated August 16, 2004, as amended by Amendment No. 1 thereto, dated April 26, 2005, as amended by Amendment No. 2 thereto, dated July 25, 2005 ("Amendment No. 2"), as amended by Amendment No. 3 thereto, dated October 24, 2005 with respect to the shares of common stock, par value $0.01 per share (the "Common Stock"), of Archipelago Holdings, Inc., a Delaware corporation (the "Company"). The address of the principal executive office of the Company is 100 South Wacker Drive, Suite 1800, Chicago, Illinois 60606.

ITEM 2.  IDENTITY AND BACKGROUND.

         Unchanged.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Unchanged.

ITEM 4.  PURPOSE OF TRANSACTION.

         ITEM 4 is hereby amended and supplemented by the addition of the following:

         On March 7, 2006, as a result of the completion of the mergers contemplated by the Amended Merger Agreement (as defined in Amendment No. 2) (collectively, the "Mergers"), the 10,380,505 shares of Common Stock beneficially owned by the Reporting Persons were converted into the right to receive an equal number of shares of the common stock of Holdco (as defined in Amendment No. 2) and the Reporting Persons ceased to be the beneficial owners of any shares of Common Stock.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

          ITEM 5 is hereby amended and restated in its entirety as follows:

          (a) As of the date hereof, as a result of the completion of the Mergers, the Reporting Persons owned of record no shares of Common Stock, respectively, of the Company's issued and outstanding shares of Common Stock.

         (b) None.

         (c) Except as set forth herein, to the knowledge of the Reporting Persons with respect to the persons named in response to paragraph (a), none of the persons named in response to paragraph (a) has effected any transactions in shares of Common Stock during the past 60 days.

---------------------------                          ---------------------------
03957A104                                                          Page 10 of 14
---------------------------                          ---------------------------


         (d) No person other than the persons listed is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any securities owned by any member of the group.

         (e) On March 7, 2006, upon the closing of the Mergers, the Reporting Persons ceased to be the beneficial owners of any shares of Common Stock.

ITEM 6.  CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR
         RELATIONSHIP WITH RESPECT TO THE ISSUER.

         Unchanged.

ITEM 7.  MATERIALS TO BE FILED AS EXHIBITS.

                   Exhibit 1: Power of Attorney dated January 3, 2006 appointing Thomas J. Murphy Attorney-in-Fact for GA.

                   Exhibit 2: Power of Attorney dated January 3, 2006 appointing Thomas J. Murphy Attorney-in-Fact for GAPCO II.

---------------------------                          ---------------------------
03957A104                                                          Page 11 of 14
---------------------------                          ---------------------------


                                                    SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 7, 2006

                                   GENERAL ATLANTIC LLC


                                   By:  /s/ Thomas J Murphy
                                        ------------------------------
                                        Name:  Thomas J.Murphy
                                        Title: Attorney-in-Fact



                                   GENERAL ATLANTIC PARTNERS 77, L.P.

                                   By:  General Atlantic LLC,
                                        Its general partner

                                   By:  /s/ Thomas J Murphy
                                        ------------------------------
                                        Name:  Thomas J.Murphy
                                        Title: Attorney-in-Fact



                                   GAP COINVESTMENT PARTNERS II, L.P.


                                   By:  /s/ Thomas J Murphy
                                        ------------------------------
                                        Name:  Thomas J.Murphy
                                        Title: Attorney-in-Fact



                                   GAP-W HOLDINGS, L.P.

                                   By:  General Atlantic LLC,
                                        Its general partner

                                   By:  /s/ Thomas J Murphy
                                        ------------------------------
                                        Name:  Thomas J.Murphy
                                        Title: Attorney-in-Fact

---------------------------                          ---------------------------
03957A104                                                          Page 12 of 14
---------------------------                          ---------------------------


                                   GAPSTAR, LLC

                                   By:  General Atlantic LLC,
                                        Its sole member

                                   By:  /s/ Thomas J Murphy
                                        ------------------------------
                                        Name:  Thomas J.Murphy
                                        Title: Attorney-in-Fact



                                   GAPCO GMBH & CO. KG

                                   By:  GAPCO Management GmbH,
                                        Its general partner

                                   By:  /s/ Matthew Nimetz
                                        ------------------------------
                                        Name:  Matthew Nimetz
                                        Title: Managing Director



                                   GAPCO MANAGEMENT GMBH

                                   By:  /s/ Matthew Nimetz
                                        ------------------------------
                                        Name:  Matthew Nimetz
                                        Title: Managing Director